Exhibit (s)(4)

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE RIGHTS OFFERINGS]

PROSPECTUS SUPPLEMENT

(to Prospectus dated             , 2014)

WHITEHORSE FINANCE, INC.

Up to               Shares of Common Stock

Issuable Upon Exercise of Rights

to Subscribe for Such Shares

We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. H.I.G. WhiteHorse Advisers, LLC serves as our investment adviser. H.I.G. WhiteHorse Administration, LLC serves as our administrator. These entities are affiliates of H.I.G. Capital, L.L.C., an alternative asset manager founded in 1993 and focused on the small-cap market. H.I.G. Capital, L.L.C. had over $       billion of capital under management as of      , 20   .

Our investment objective is to generate risk-adjusted returns primarily by originating secured loans to small-capitalization, or small-cap, companies across a broad range of industries, providing our stockholders with current income and capital appreciation. We invest primarily in securities that are rated below investment grade by rating agencies or that may be rated below investment grade if they were so rated. Below investment grade securities, which are often referred to as “junk” bonds, are viewed as speculative investments because of concerns with respect to the issuer’s capacity to pay interest and repay principal.

[We are an “emerging growth company” within the meaning of the recently enacted Jumpstart Our Business Startups Act.]

We are issuing [transferable/non-transferable] subscription rights to our stockholders of record as of 5:00 p.m., New York City time, on          ,      entitling the holders thereof to subscribe for an aggregate of         shares of our common stock. Record date stockholders will receive one right for each outstanding share of common stock owned on the record date. The rights entitle the holders to purchase one new share of common stock for every        rights held. [In addition, record date stockholders who fully exercise their rights will be entitled to subscribe, subject to the limitations described in this prospectus supplement and subject to allotment, for additional shares that remain unsubscribed as a result of any unexercised rights.] [In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders, subject to the limitations described in this prospectus supplement and subject to allotment.]

Our common stock is traded on The NASDAQ Global Select Market under the symbol “WHF”. The last reported closing price for our common stock on                   , 20  was $          per share. [The rights are transferable and will be listed for trading on the NASDAQ Global Select Market under the symbol “       “.]

The subscription price will be [describe means of computing subscription price]. The offer will expire at 5:00 p.m., New York City time, on           ,   20    , unless extended as described in this prospectus supplement. We, in our sole discretion, may extend the period for exercising the subscription rights. You will have no right to rescind your subscriptions after receipt of your payment of the estimated subscription price except as described in this prospectus supplement.

Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of the material risks of investing in the rights, including the risk of leverage, in “Risk Factors” beginning on page [•] of this prospectus supplement and on page [•] of the accompanying prospectus.

This prospectus supplement contains important information you should know before investing in the rights. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. This information is available free of charge by contacting us at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, Attention: Investor Relations, or by calling us collect at (305) 381-6999. The SEC also maintains a website at http://www.sec.gov that contains such information.

	Per Share	Total(4)
Estimated subscription price(1)	$	$
Estimated sales load (underwriting discounts and commissions)(2)(3)	$	$
Proceeds to us, before estimated expenses(1)(3)	$	$

(1)   Estimated on the basis of [describe means of computing subscription price]. See “The Offer—Subscription Price.”

[(2)   In connection with this offering,                             , the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to     % of the subscription price per share for each share issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege].]

(3)  We estimate that we will incur offering expenses of approximately $      connection with this offering. We estimate that net proceeds to us after expenses will be $      assuming all of the rights are exercised at the estimated subscription price.

(4)  Assumes all rights are exercised at the estimated subscription price.

The date of this prospectus supplement is                    , 20   .

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offering. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders.] This offering will also cause dilution in the distributions per share we are able to distribute subsequent to completion of the offering. Such dilution is not currently determinable because it is not known how many shares will be subscribed for, what the net asset value or market price of our common stock will be on the expiration date for the offer or what the subscription price will be. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. [If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights]. [See “Risk Factors—Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering” and “Dilution” in this prospectus supplement for more information.]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date. We will update these documents to reflect material changes only as required by law. We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in the rights.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus carefully.

Except as otherwise indicated, the terms:

•	“we,” “us,” “our” and “WhiteHorse Finance” refer (unless the context otherwise requires) to WhiteHorse Finance, Inc., a Delaware corporation, and its consolidated subsidiaries, WhiteHorse Warehouse (as defined below) and Bayside Financing S.A.R.L.;

•	“H.I.G. Capital” refers (unless the context otherwise requires), collectively, to H.I.G. Capital, L.L.C., a Delaware limited liability company, and its affiliates. H.I.G. Capital employs all of WhiteHorse Finance’s investment professionals, as well as those of WhiteHorse Advisers (as defined below), WhiteHorse Administration (as defined below) and their respective affiliates;

•	“WhiteHorse Warehouse” refers to WhiteHorse Finance Warehouse, LLC, a special purpose Delaware limited liability company and a wholly owned subsidiary of WhiteHorse Finance;

•	“WhiteHorse Advisers” and the “Investment Adviser” refer to H.I.G. WhiteHorse Advisers, LLC, a Delaware limited liability company and an affiliate of H.I.G. Capital;

•	“WhiteHorse Administration” and the “Administrator” refer to H.I.G. WhiteHorse Administration, LLC, a Delaware limited liability company and an affiliate of H.I.G. Capital;

•	“Unsecured Term Loan” refers to the $[90] million unsecured term loan, as amended, between us, H.I.G. Bayside Loan Opportunity Fund II, L.P., as guarantor, and Citibank, N.A., as sole lead arranger;

•	“Senior Notes” refer to the $30 million senior notes issued on July 23, 2013; and

•	“Credit Facility” refers to the $[150] million secured revolving credit facility between WhiteHorse Warehouse, as borrower, and the Lender (as defined below), for which Natixis, New York Branch, provides liquidity support, and for which the “Lender” refers, collectively, to the asset-backed commercial paper conduit, together with any additional lenders that may join the Credit Facility in the future.

On December 3, 2012, we converted from a limited liability company into a Delaware corporation. In this conversion, WhiteHorse Finance, Inc. succeeded to the business of WhiteHorse Finance, LLC, and the members of WhiteHorse Finance, LLC became stockholders of WhiteHorse Finance, Inc. In this prospectus supplement, we refer to these transactions as the “BDC Conversion” and, where applicable, “shares” refer to our units prior to the BDC Conversion and to shares of common stock in our corporation afterward.

WhiteHorse Finance

We are an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for tax purposes we have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code, and intend to qualify annually for such treatment.

We are a direct lender targeting debt investments in privately held, small-cap companies located in the United States. We define the small-cap market as those companies with enterprise values between $50 million and $350 million. Our investment objective is to generate attractive risk-adjusted returns primarily by originating and investing in senior secured loans, including first lien and second lien facilities, to performing small-cap companies across a broad range of industries that typically carry a floating interest rate based on the London Interbank Offered Rate, or LIBOR, and have a term of three to six years. While we focus principally on originating senior secured loans to small-cap companies, we may also make opportunistic investments at other levels of a company’s capital structure, including mezzanine loans or equity interests. We also may receive warrants to purchase common stock in connection with our debt investments. We generate current income through the receipt of interest payments, as well as origination and other fees, capital appreciation and dividends.

We invest primarily in securities that are rated below investment grade by rating agencies or that may be rated below investment grade if they were so rated. Below investment grade securities, which are often referred to as “junk” bonds, are viewed as speculative investments because of concerns with respect to the issuer’s capacity to pay interest and repay principal.

Our Investment Adviser

Our investment activities are managed by our investment adviser, WhiteHorse Advisers. WhiteHorse Advisers is an affiliate of H.I.G. Capital and is responsible for sourcing potential investments, conducting research and diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. WhiteHorse Advisers has also agreed to provide us with access to personnel and its investment committee, or the investment committee. WhiteHorse Advisers is a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” in the accompanying prospectus for a discussion of the fees that are payable by us to our Investment Adviser.

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WhiteHorse Advisers has entered into a staffing agreement, or the Staffing Agreement, with an affiliate of H.I.G. Capital under which the affiliate has agreed to make experienced investment professionals available to WhiteHorse Advisers and to provide access to its senior investment personnel to enable WhiteHorse Advisers to perform all of its obligations under the Investment Advisory Agreement. See “Related Party Transactions and Certain Relationships — Staffing Agreement” in the accompanying prospectus for a discussion of the Staffing Agreement. We believe that the Staffing Agreement provides our Investment Adviser with access to investment opportunities, which we refer to in the aggregate as deal flow, generated by H.I.G. Capital in the ordinary course of business and commits certain members of H.I.G. Capital’s investment committee to serve as members of WhiteHorse Advisers’ investment committee.

An affiliate of our adviser, WhiteHorse Administration, under an administration agreement, or the Administration Agreement, provides administrative services necessary for us to operate. See “The Adviser and the Administrator — Administration Agreement” in the accompanying prospectus for a discussion of the fees and expenses for which we are required to reimburse WhiteHorse Administration.

H.I.G. Capital

H.I.G. Capital is one of the leading global alternative asset managers focused on the small-cap market. H.I.G. Capital was founded in 1993 and, for more than 20 years, has grown by continually enhancing its strategic investment capabilities into additional asset classes within the small-cap market. As of         , 20  , H.I.G. Capital managed over $      billion of capital through a number of buyout, credit-oriented and growth capital funds, each of which is focused on the small-cap market. As of such date, H.I.G. Capital operated through domestic offices in Atlanta, Boston, Chicago, Dallas, Miami, New York and San Francisco and international offices in Hamburg, London, Madrid, Milan, Paris and Rio de Janeiro and had a team of approximately       investment professionals. H.I.G. Capital’s investment professionals share a common investment philosophy built around a highly analytical, private equity-like framework of rigorous business assessment, extensive due diligence and a disciplined risk valuation methodology that guides investment decisions. H.I.G. Capital has built an extensive and proprietary network of informal and unconventional deal sources in the small-cap business community consisting of accountants, attorneys, and other advisors who have access to small-cap companies. We believe that H.I.G. Capital, as an experienced small-cap investor, has a demonstrated ability to identify, source, analyze, invest and monitor investments in the small-cap market. H.I.G. Capital is headquartered in Miami, Florida.

Market Opportunity

We pursue an investment strategy focused on originating senior secured loans to small-cap companies, including first lien and second lien facilities. We may also make investments at other levels of a company’s capital structure, including mezzanine loans or equity interests, and receive warrants to purchase common stock in connection with our debt investments. We believe that market inefficiencies and an imbalance between the supply of, and demand for, capital in the small-cap credit market creates an attractive investment opportunity through the origination of primary loans for the following reasons:

Specialized Lending Requirements. In our experience, lending to small-cap companies requires more rigorous due diligence and underwriting processes than lending to larger companies. Small-cap companies typically have fewer management resources to dedicate to the borrowing process, and often receive no assistance from financial advisors in this regard. Because of these and other specialized lending requirements, only a limited segment of the lending community has historically served small-cap borrowers.

Reduced Lending by Commercial Banks. Recent regulatory changes and continued ownership of legacy assets have significantly curtailed banks’ lending capacities. In response, we believe that many commercial banks have deemphasized their service and product offerings to small-cap companies in favor of lending to larger customers. We believe that the relative decline in competition from commercial banks drives a higher volume of deal flow to us.

Reduced Credit Supply from Non-Bank Lenders. We believe lending to small-cap companies by hedge funds and other non-bank lenders is constrained, as many such lenders have gone out of business, exited this market or are winding down. Along with reduced lending by commercial banks, we believe that reduced credit supply from non-bank lenders provides a promising environment for originating loans to small-cap companies.

Significant Demand for Credit. We believe that demand for debt financing from small-cap companies will remain strong because these companies will continue to require credit to refinance existing debt, to support growth initiatives and to finance acquisitions. We believe the combination of strong demand by small-cap companies and the reduced supply of credit described above should increase lending opportunities for us.

Inefficient Market. We believe there are a number of inefficiencies in the small-cap credit market that will allow us to achieve superior risk-adjusted returns relative to other types of loans. Unlike larger companies, small-cap borrowers may not have a financial advisor and, as a result, may not receive as many financing offers, leading to more favorable financing terms for us, and may be less sophisticated in negotiating the terms of their financing. Moreover, the simpler capital structures frequently found in small-cap companies often enhance protections and reduce or eliminate intercreditor issues. In addition, small-cap lenders face less competition than lenders to larger companies. As a result, small-cap lenders frequently have greater flexibility in structuring favorable transactions.

We believe these factors, taken together, should increase lending opportunities for us.

Competitive Strengths

Leading Small-Cap Market Position. H.I.G. Capital is one of the leading global alternative asset managers focused on the small-cap market. With more than $     billion of capital under management and more than 20 years of investment experience focused primarily on small-cap companies as of        , 20  , H.I.G. Capital believes it has a specialized knowledge of the small-cap marketplace and expertise in evaluating the issues and opportunities facing small-cap companies throughout economic cycles. We believe that the quality of these resources provides a significant advantage and contributes to the strength of our business.

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Large and Experienced Management Team with Substantial Resources. Our Investment Adviser has access through the Staffing Agreement to the resources and expertise of H.I.G. Capital’s approximately        employees in      offices across the United States, Europe and South America as of           , 20   . As of such date, H.I.G. Capital had approximately         experienced investment professionals, including more than professionals dedicated to debt investing. We believe that the quality of these resources provides a significant advantage and will contribute to the strength of our business.

Extensive Deal Sourcing Infrastructure. Given the inefficiencies of the small-cap market, finding smaller companies that represent attractive debt investment opportunities requires a different sourcing network than that for larger companies. For more than 20 years, H.I.G. Capital has built an extensive and proprietary network of deal sources in the small-cap market consisting of accountants, attorneys and other advisors who have access to these companies. Each of H.I.G. Capital’s approximately        investment professionals is involved in deal sourcing, and our in-house business development group of        deal sourcing professionals further enhances our sourcing network. We believe H.I.G. Capital’s extensive deal sourcing infrastructure provides us with access to investment opportunities that may not be available to many of our competitors.

Deep Credit Expertise. As of          , 20    , H.I.G. Capital’s credit platform managed approximately $    billion of capital across multiple investment funds supported by more than    dedicated credit investment professionals. These investment professionals bring a depth of experience across a broad range of transaction types, including primary loan originations and distressed debt investments, and focus on capital preservation by extending loans to portfolio companies with assets that it believes will retain sufficient value to repay us even in depressed markets or under liquidation scenarios. We believe this experience and expertise in credit documentation, loan structuring and restructuring negotiations helps to protect our investments and maximize our recovery value to the extent a portfolio company does not perform as expected.

Disciplined Investment and Underwriting Process. Through its more than 20 years of investment experience, H.I.G. Capital has developed a disciplined investment process entailing intensive “bottom-up” fundamental analysis in order to generate attractive risk-adjusted returns while preserving downside protection. Our Investment Adviser utilizes the established investment processes developed by H.I.G. Capital to analyze investment opportunities, including structuring loans with appropriate covenants and pricing loans based on its knowledge of the small-cap market and on its rigorous underwriting standards. Each investment is reviewed by the investment committee, which is comprised of senior investment professionals of H.I.G. Capital with an average of more than       years of investment experience as of             , 20    .

Organizational Structure

The following shows an organizational chart reflecting our relationship with our Investment Adviser and Administrator and our direct and indirect ownership interests in certain of our subsidiaries as of the date of this prospectus supplement:

[Update chart based on corporate structure at time of offering.]

Recent Developments

[Insert description of recent developments at time of offering.]

Operating and Regulatory Structure

Our investment activities are managed by WhiteHorse Advisers and supervised by our board of directors, a majority of whom are independent of H.I.G. Capital, WhiteHorse Advisers and their respective affiliates.

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We have elected to be treated as a business development company under the 1940 Act and have elected be treated as a RIC under Subchapter M of the Code and intend to qualify annually for such treatment. The 1940 Act contains prohibitions and restrictions relating to transactions between business development companies and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors of a business development company be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a business development company unless approved by a majority of our outstanding voting securities.

As a business development company, we are required to comply with certain regulatory requirements. For example, we note that any affiliated investment vehicle formed in the future and managed by our Investment Adviser may, notwithstanding different stated investment objectives, have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. If our Investment Adviser undertakes to manage a new fund in the future, we will not invest in any portfolio company in which that fund has a pre-existing investment, although we may co-invest with such affiliate on a concurrent basis, subject to compliance with existing regulatory guidance, applicable regulations, our allocation procedures and/or exemptive relief issued by the Securities and Exchange Commission, or the SEC. See “Regulation” in the accompanying prospectus.

Also, as a business development company, we are generally prohibited from acquiring assets other than qualifying assets unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and high-quality debt instruments maturing in one year or less from the time of investment. Under the rules of the 1940 Act, “eligible portfolio companies” include (1) private U.S. operating companies, (2) public U.S. operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange) or registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (3) public U.S. operating companies having a market capitalization of less than $250 million. Public U.S. operating companies whose securities are quoted on the over-the-counter bulletin board and through Pink Sheets LLC are not listed on a national securities exchange and therefore are eligible portfolio companies. See “Regulation” in the accompanying prospectus.

Use of Leverage

As a business development company, we are permitted under the 1940 Act to borrow funds to finance a portion of our investments. As of               , 20   , we had $     million debt outstanding under the Credit Facility, $      million of debt outstanding under the Senior Notes and $       million of debt outstanding under the Unsecured Term Loan. In addition to the Credit Facility, the Senior Notes and the Unsecured Term Loan described above, we expect to use leverage to finance a portion of our investments in the future, consistent with the rules and regulations under the 1940 Act. We consolidate our financial results with those of WhiteHorse Warehouse for financial reporting purposes.

As a business development company, we generally are required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include all of our borrowings and any preferred stock that we may issue in the future, of at least 200%. If this ratio declines below 200%, we cannot incur additional debt and could be required to sell a portion of our investments to repay debt when it is disadvantageous to do so. We measure our compliance with the leverage test applicable to business development companies under the 1940 Act on a consolidated basis. We expect to continue to use leverage to finance a portion of our investments in the future, consistent with the rules and regulations under the 1940 Act. We expect that we would incur such leverage through either a traditional credit facility or a securitization vehicle, rather than through an issuance of preferred stock.

The use of leverage is generally considered a speculative investment technique and increases the risks associated with investing in our securities. In the future, we may borrow from, and issue senior securities to, banks, insurance companies and other lenders. If the value of our assets decreases, leveraging would cause net asset value, or NAV, to decline more sharply than it otherwise would have had we not leveraged, thereby magnifying losses or eliminating our equity stake in a leveraged investment. See “Risk Factors — Risks Relating to our Business and Structure — We intend to continue to finance our investments with borrowed money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us” in the accompanying prospectus.

Conflicts of Interest

We are prohibited under the 1940 Act from participating in certain transactions with our affiliates without the prior approval of our independent directors and, in some cases, of the SEC. On July 8, 2014, the SEC granted the Exemptive Relief Order, which permits us to participate in negotiated investments with our affiliates that would otherwise be prohibited by the 1940 Act, subject to certain conditions. Any person that owns, directly or indirectly, five percent or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act, and we are generally prohibited from buying or selling any security from or to, or entering into certain “joint” transactions (which could include investments in the same portfolio company) with such affiliates, absent the prior approval of our independent directors. Our Investment Adviser and its affiliates, including persons that control, or are under common control with, us or our Investment Adviser, are also considered to be our affiliates under the 1940 Act.

We may invest alongside other clients of our Investment Adviser and its affiliates in certain circumstances where doing so is consistent with applicable law, the Exemptive Relief Order, SEC staff interpretations and/or exemptive relief issued by the SEC. For example, we may invest alongside such accounts consistent with guidance promulgated by the staff of the SEC permitting us and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that our Investment Adviser, acting on our behalf and on behalf of other clients, negotiates no term other than price. We may also invest alongside our Investment Adviser’s other clients as otherwise permissible under regulatory guidance, applicable regulations and the allocation policy of H.I.G. Capital and our Investment Adviser. Under this allocation policy, a fixed calculation, based on the type of investment, will be applied to determine the amount of each opportunity to be allocated to us. This allocation policy will be periodically approved by our Investment Adviser and reviewed by our independent directors. We expect that these determinations will be made similarly for other accounts sponsored or managed by our Investment Adviser and its affiliates. If sufficient securities or loan amounts are available to satisfy our and each such account’s proposed demand, we expect that the opportunity will be allocated in accordance with our Investment Adviser’s pre-transaction determination. Where there is an insufficient amount of an investment opportunity to satisfy us and other accounts sponsored or managed by our Investment Adviser or its affiliates, the allocation policy further provides that allocations among us and such other accounts will generally be made pro rata based on the amount that each such party would have invested if sufficient securities or loan amounts were available. However, we can offer no assurance that investment opportunities will be allocated to us fairly or equitably in the short-term or over time.

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The Exemptive Relief Order permits greater flexibility to negotiate the terms of co-investments if our board of directors determines that it would be advantageous for us to co-invest with other accounts sponsored or managed by our Investment Adviser or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions, as well as regulatory requirements and other relevant factors. See “Certain Relationships” in the accompanying prospectus. We cannot assure you, however, that we will obtain such approvals or exemptive relief or develop opportunities that comply with such limitations.

In situations where co-investment with other accounts managed by our Investment Adviser or its affiliates is not permitted or appropriate, H.I.G. Capital and our Investment Adviser will need to decide which client will proceed with the investment. Our Investment Adviser’s allocation policy provides, in such circumstances, for investments to be allocated on a rotational basis to assure that all clients of our Investment Adviser and its affiliates have fair and equitable access to such investment opportunities. Moreover, except in certain circumstances, we will be unable to invest in any issuer in which a fund managed by our Investment Adviser or its affiliates has previously invested. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates. These restrictions may limit the scope of investment opportunities that would otherwise be available to us.

See “Risk Factors — Risks Relating to our Business and Structure — There are significant potential conflicts of interest that could affect our investment returns” in the accompanying prospectus and “Certain Relationships” in the accompanying prospectus.

Company Information

Our principal executive offices are located at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, telephone number (305) 381-6999. Our corporate website is located at www.whitehorsefinance.com. Information on our website is not incorporated into or a part of this prospectus supplement.

Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. See “Risk Factors” beginning on page         of this prospectus supplement and on page        of the accompanying prospectus, and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in our securities.

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THE RIGHTS OFFERING

The Offer

We are issuing to stockholders of record, or record date stockholders, on       ,          , or the record date, one [transferable/non- transferable] right for each share of our common stock held on the record date. Each holder of the rights, or rights holder, is entitled to subscribe for one share of our common stock for every         rights held        [, which we refer to as the primary subscription right]. We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of         .

[The rights are transferable and will be listed for trading on The NASDAQ Global Select Market under the symbol “            ” during the course of this offer. See “The Offer.”]

Subscription Price

The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right or pursuant to the over-subscription privilege will not know the actual purchase price of those shares when they make that decision.] See “The Offer—Subscription Price.”

[Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than one share) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other stockholders, which we refer to as the remaining shares. If sufficient remaining shares of our common stock are available, all record date stockholders’ over-subscription requests will be honored in full. In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “The Offer—Over-Subscription Privilege.”]

Purpose of the Offer

Our board of directors has determined that it would be in the best interest of WhiteHorse Finance, Inc. and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. This offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;

•	the dilution to be experienced by non-exercising stockholders;

•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;

•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]

•	the size of the offering in relation to the number of shares outstanding;

•	[the fact that the rights will be listed on The NASDAQ Global Select Market during the subscription period;]

•	the market price of our common stock, both before and after the announcement of the rights offering;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to WhiteHorse Advisers.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.]

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

S-6

We cannot assure you that the current offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to WhiteHorse Advisers is based upon our gross assets, which include any cash or cash equivalents that we have not yet invested in the securities of portfolio companies.

[In determining that this offer is in our best interest and in the best interests of our stockholders, we have retained                , the dealer manager for this offer, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Sale of Rights

The rights are evidenced by a subscription certificate and are transferable until        , 20    (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on The NASDAQ Global Select Market under the symbol “         ”. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on The NASDAQ Global Select Market may be conducted until close of trading on The NASDAQ Global Select Market on       , 20    (or, if the offer is extended, until the extended expiration date). See “The Offer—Sale of Rights.”

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, bank or other nominee where your rights are held, or

•	Contact the information agent, , at . Broker-dealers and nominees may call .

How to Subscribe

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

•	If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Exchange Act, have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

Subscription Agent

[        ] will act as the subscription agent in connection with this offer.

Information Agent

[        ] will act as the information agent in connection with this offer. You may contact         toll-free with questions at        . Broker-dealers and nominees may call               .

[Distribution Arrangements

[        ] will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer and will solicit the exercise of rights and participation in the over-subscription privilege by our stockholders. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to   % of the subscription price per share for shares issued pursuant to the exercise of rights, including pursuant to the over-subscription privilege. The dealer manager may reallow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.]

Important Dates to Remember

Record Date
Subscription Period	(1)
Measurement Period for Subscription Price(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)
Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

S-7

(1)	Unless the offer is extended.
(2)	The subscription price will be [describe means of computing subscription price].
(3)	Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (1) deliver a subscription certificate and payment for shares or (2) cause to be delivered on their behalf a notice of guaranteed delivery.

S-8

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “us” or “WhiteHorse Finance,” or that “we” will pay fees or expenses, common stockholders will indirectly bear such fees or expenses as investors in WhiteHorse Finance.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	%(1)
Offering expenses (as a percentage of offering price)	%(2)
Dividend reinvestment plan fees	None(3)
Total stockholder transaction expenses (as a percentage of offering price)	%

Annual expenses (as a percentage of net assets attributable to common stock):
Base management fees	%(4)
Incentive fees payable under Investment Advisory Agreement (20% of Pre-Incentive Fee Net Investment Income and 20% of realized capital gains)	%(5)
Interest payments on borrowed funds	%(6)
Other expenses	%(7)
Total annual expenses	%

(1)	The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.

(2)	Amount reflects estimated offering expenses of $ and is based on the offering of shares at the public offering price of $ per share.

(3)	The expenses of the dividend reinvestment plan, which consist primarily of the expenses of American Stock Transfer & Trust Company, LLC, are included in “other expenses.” See “Dividend Reinvestment Plan” in the accompanying prospectus.

(4)	Our base management fee under the Investment Advisory Agreement is based on our gross assets, including assets purchased with borrowed funds and is payable quarterly in arrears. The management fee referenced in the table above is based on actual amounts incurred during the year ended December 31, 2013. The SEC requires that the “Management fees” percentage be calculated as a percentage of net assets attributable to common stockholders, rather than total assets, including assets that have been funded with borrowed monies because common stockholders bear all of this cost. The base management fee in the table above is based on net assets of $ million and leverage of $ million as of , 20 . See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” in the accompanying prospectus. The management fee referenced in the table above is based on actual amounts incurred during the three months ended , by our Investment Adviser in its capacity as investment adviser to us, annualized for a full year as of , 20 .

(5)	The incentive fee referenced in the table above is based on actual amounts incurred during the three months ended , 20 , annualized for a full year. The incentive fee consists of two components that are independent of each other (except as provided in the Incentive Fee Cap and Deferral Mechanism described below), with the result that one component may be payable even if the other is not.

We have structured the calculation of these incentive fees, which we refer to as the “Income and Capital Gain Incentive Fee Calculations,” to include a fee limitation such that no incentive fee will be paid to our Investment Adviser for any fiscal quarter if, after such payment, the cumulative incentive fees paid to our Investment Adviser for the period that includes such fiscal quarter and the 11 full preceding fiscal quarters, which we refer to in this prospectus as the Incentive Fee Look-back Period, would exceed 20.0% of our Cumulative Pre-Incentive Fee Net Return during the applicable Incentive Fee Look-back Period. The Incentive Fee Look-back Period commenced on January 1, 2013. Prior to January 1, 2016, the Incentive Fee Look-back Period will consist of fewer than 12 full fiscal quarters. For example, at the end of our first full fiscal quarter after our initial public offering, the Incentive Fee Look-back Period consisted of one full fiscal quarter and our Cumulative Pre-Incentive Fee Net Return will equal the sum of (a) the Pre-Incentive Fee Net Investment Income during that fiscal quarter and (b) our realized capital gains, realized capital losses, unrealized capital depreciation and unrealized capital appreciation, if any, during such fiscal quarter. Similarly, at the end of our second full fiscal quarter after our initial public offering, the Incentive Fee Look-back Period consisted of two full fiscal quarters and our Cumulative Pre-Incentive Fee Net Return equaled the sum of (a) the Pre-Incentive Fee Net Investment Income during those two fiscal quarters and (b) our cumulative realized capital gains, cumulative realized capital losses, cumulative unrealized capital depreciation and cumulative unrealized capital appreciation, with “cumulative” meaning occurring during the two full fiscal quarters elapsed since January 1, 2013. The deferral component of the Incentive Fee Cap and Deferral Mechanism may cause incentive fees that accrued during one fiscal quarter to be paid to our Investment Adviser at any time during the 11 full fiscal quarters following such initial full fiscal quarter.

We accomplish this limitation by subjecting each incentive fee payable to a cap, which we refer to in this prospectus to as the Incentive Fee Cap. The Incentive Fee Cap in any quarter is equal to (a) 20.0% of Cumulative Pre-Incentive Fee Net Return during the Incentive Fee Look-back Period less (b) cumulative incentive fees of any kind paid to our Investment Adviser by us during the Incentive Fee Look-back Period. To the extent the Incentive Fee Cap is zero or a negative value in any quarter, we will pay no incentive fee to our Investment Adviser in that quarter. We will only pay incentive fees to the extent allowed by the Incentive Fee Cap and Deferral Mechanism. To the extent that the payment of incentive fees is limited by the Incentive Fee Cap and Deferral Mechanism, the payment of such fees may be deferred and paid up to three years after their date of deferment subject to applicable limitations included in the Investment Advisory Agreement.

S-9

The first component of the incentive fee, which is income-based and payable quarterly in arrears, equals 20% of the amount, if any, that our “Pre-Incentive Fee Net Investment Income” exceeds a 1.75% quarterly (7.00% annualized) hurdle rate (the “Hurdle Rate”), subject to a “catch-up” provision measured at the end of each calendar quarter and the Incentive Fee Cap and Deferral Mechanism described below. The operation of the first component of the incentive fee for each quarter is as follows:

•	no incentive fee is payable to our Investment Adviser in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate of 1.75% (7.00% annualized);

•	100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than 2.1875% in any calendar quarter (8.75% annualized) is payable to our Investment Adviser. We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the Hurdle Rate but is less than 2.50%) as the “catch-up.” The effect of the “catch-up” provision is that, if such Pre-Incentive Fee Net Investment Income exceeds 2.1875% in any calendar quarter, our Investment Adviser will receive 20% of such Pre-Incentive Fee Net Investment Income as if the Hurdle Rate did not apply; and

•	20% of the amount of such Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized) is payable to our Investment Adviser (once the Hurdle Rate is reached and the catch-up is achieved).

The portion of such incentive fee that is attributable to deferred interest (such as payment-in-kind interest or original issue discount) will be paid to the Investment Adviser, together with any other interest accrued on the loan from the date of deferral to the date of payment, only if and to the extent the Company actually receives such interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. Any reversal of such amounts would reduce net income for the quarter by the net amount of the reversal (after taking into account the reversal of incentive fees payable) and would result in a reduction and possibly elimination of the incentive fees for such quarter. For the avoidance of doubt, no incentive will be paid to the Investment Adviser on amounts accrued and not paid in respect of deferred interest.

There is no accumulation of amounts on the Hurdle Rate from quarter to quarter and, accordingly, there is no clawback of amounts previously paid if subsequent quarters are below the quarterly Hurdle Rate and there is no delay of payment if prior quarters are below the quarterly Hurdle Rate. Since the Hurdle Rate is fixed, as interest rates rise, it will be easier for our Investment Adviser to surpass the Hurdle Rate and receive an incentive fee based on Pre-Incentive Fee Net Investment Income.

The second component, which is capital gains-based, is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date) and equals 20% of the Company’s cumulative aggregate realized capital gains through the end of such year, computed net of the Company’s aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid capital gains incentive fees and subject to the Incentive Fee Cap and Deferral Mechanism described below. The capital-gains component of the incentive fee excludes any portion of realized gains (losses) that are associated with the reversal of any portion of unrealized appreciation/depreciation attributable to periods prior to January 1, 2013. The capital gains component of the incentive fee is not subject to any minimum return to stockholders.

As described above, we will not pay any incentive fee at any time when, after such payment, the cumulative incentive fees paid to date would exceed 20% of the Cumulative Pre-Incentive Fee Net Return during the Incentive Fee Look-back Period.

(6)	Our stockholders bear directly or indirectly the costs of borrowings under the Credit Facility and other debt instruments. The borrowing costs included in the table above are based on our outstanding indebtedness as of , 20 , which consisted of $ million of indebtedness outstanding under the Credit Facility, $ million of indebtedness outstanding in Senior Notes and $ million of indebtedness outstanding under the Unsecured Term Loan. At , 20 the weighted average effective interest rate for total outstanding debt was %. We expect to continue to use leverage to finance a portion of our investments in the future, consistent with the rules and regulations under the 1940 Act.

(7)	Includes our overhead expenses, including payments under the Administration Agreement, based on our allocable portion of overhead and other expenses incurred by WhiteHorse Administration in performing its obligations under the Administration Agreement. See “The Adviser and the Administrator — Administration Agreement” in the accompanying prospectus. “Other expenses” are based on actual amounts incurred during the three months ended , 20 , annualized for a full year.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

S-10

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. This illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher. If the 5% annual return were derived entirely from capital gains, you would pay expenses on a $1,000 investment of $    , $    , $    and $    over periods of one year, three years, five years and ten years, respectively. The example assumes reinvestment of all dividends and other distributions at NAV. Under certain circumstances, reinvestment of dividends and distributions under our dividend reinvestment plan may occur at a price per share that differs from NAV. Participants in our dividend reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

S-11

RISK FACTORS

Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, our net asset value and the trading price of our securities could decline, and you may lose all or part of your investment.

[The rights are non-transferable, and there is no market for the rights.

Other than in very limited circumstances, you may not sell, give away or otherwise transfer your rights. Because the rights are non-transferable, there is no market or other means for you to directly realize any value associated with the rights. You must exercise the rights and acquire additional shares of our common stock to realize any value.]

Your economic and voting interest in us, as well as your proportionate interest in our net asset value, may be diluted as a result of this rights offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest in us, including with respect to voting rights, than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offer.

In addition, if the subscription price is less than our net asset value per share, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offer. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the rights offering or what proportion of the shares will be purchased as a result of the offer. Such dilution could be substantial.

This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. In addition, our reported earnings per share will be retroactively adjusted to reflect the dilutive effects of this offering. See “Dilution.”]

[Insert any additional relevant risk factors not included in the base prospectus.]

S-12

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, which could result in changes to the value of our assets;

•	our business prospects and the prospects of our prospective portfolio companies;

•	the impact of investments that we expect to make;

•	the impact of increased competition;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our prospective portfolio companies to achieve their objectives;

•	the relative and absolute performance of our Investment Adviser;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	our ability to make distributions to our stockholders;

•	the timing of cash flows, if any, from the operations of our prospective portfolio companies; and

•	the impact of future acquisitions and divestitures.

We use words such as “anticipate,” “believe,” “expect,” “intend” “may,” “might,” “will,” “should,” “could,” “can,” “would,” “believe,” “estimate,” “anticipate,” “predict,” “potential” and similar words to identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth as “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

We have based the forward-looking statements included in this prospectus supplement on information available to us on the date of this prospectus supplement, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from historical performance. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. This prospectus supplement may contain statistics and other data that have been obtained from or compiled from information made available by third-party service providers. We have not independently verified such statistics or data.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement, the accompanying prospectus or in periodic reports we file under the Exchange Act.

S-13

USE OF PROCEEDS

We estimate that net proceeds we will receive from this offering will be approximately $         million assuming all of the rights are exercised at the estimated subscription price and after deducting payments to the dealer manager of      % of the subscription price for each share issued pursuant to exercise of the rights and estimated offering expenses of approximately $            payable by us.

We intend to use the net proceeds from the sale of our securities to invest in portfolio companies in accordance with our investment objective and strategies and for general corporate purposes. We expect that our new investments will consist primarily of senior secured debt investments in small-cap companies. We will also pay operating expenses, including management and administrative fees, and may pay other expenses such as due diligence expenses relating to potential new investments, from the net proceeds of any offering of our securities. We may also use a portion of the net proceeds from the sale of our securities to repay amounts outstanding under our credit facilities. As of       , 20   , we had approximately $ million outstanding under our credit facilities.

We anticipate that we will use substantially all of the net proceeds of an offering for the above purposes within approximately six months after the completion of any offering of our securities, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. We cannot assure you that we will achieve our targeted investment pace.

Until such appropriate investment opportunities can be found, we will invest the net proceeds of any offering of our securities primarily in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments. See “Regulation — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

S-14

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of , 20 ; and
•	our pro forma capitalization to give effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $ and our receipt of the estimated net proceeds from that sale.

	As of	, 20
	Actual	Pro Forma
(dollars in thousands)
Assets:
Cash and cash equivalents	$	$
Investment at par value
Other assets
Total assets

Liabilities:
Debt
Other liabilities
Total liabilities

Net assets:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding shares issued and outstanding, pro forma
Paid in capital in excess of par
Capital distributions in excess of net investment income
Net unrealized appreciation on investments
Net realized gains (losses) on investments
Total stockholders’ equity
Net asset value per common share

S-15

DILUTION

As of                , 20     , our net assets were $            million, or approximately $         per share. After giving effect to the sale of            shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $          per share, and our receipt of the estimated net proceeds from that sale, our pro forma net asset value would have been approximately $              million, or approximately $       per share, representing an immediate dilution of approximately $        per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $          per share:

	As of
	, 20
	Actual		As Adjusted
Net asset value per common share	$		$

	Months Ended
	, 20
	Actual		As Adjusted
Net increase in net assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is .

(2)	Assumes that on , , the beginning of the indicated period, (1) all rights were exercised at the estimated subscription price of $ per share and (2) shares of our common stock were issued upon exercise of such rights.
(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

S-16

PRICE RANGE OF COMMON STOCK

Our common stock began trading on December 5, 2012 and is currently traded on The NASDAQ Global Select Market under the symbol “WHF.” The following table sets forth, for each fiscal quarter from December 5, 2012 to [June 30, 2014], the NAV per share of our common stock, the high and low closing sales price for our common stock, such closing sales price as a premium or discount to our NAV per share and quarterly distributions per share.

		Closing Sales Price
				Premium (Discount) of	Discount of Low Sales Price to
Period	NAV(1)	High	Low	High Sales Price to NAV(2)	NAV(2)	Declared Distributions
Fiscal year ending December 31, 2014
Third Quarter (through , 2014)
Second Quarter	$15.21	$14.66	$13.11	(3.6)%	(13.8)%	$0.355
First Quarter	15.23	15.17	14.02	(0.4)	(7.9)	0.355
Fiscal year ended December 31, 2013
Fourth Quarter	$15.16	$15.74	$14.63	3.8%	(3.5)%	$0.355
Third Quarter	15.09	15.85	14.71	5.0	(2.5)	0.355
Second Quarter	15.04	15.99	14.35	6.3	(4.6)	0.355
First Quarter	15.18	15.83	14.71	4.3	(3.1)	0.355
Fiscal year ended December 31, 2012
Fourth Quarter(3)	$15.30	$14.81	$13.90	(3.2)%	(9.2)%	$0.108

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAV shown is based on outstanding shares at the end of the period.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.

(3)	From December 5, 2012 to December 31, 2012.

Shares of business development companies may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount or premium to NAV is separate and distinct from the risk that our NAV will decrease.

The last reported closing price of our common stock on          , 20   , was $      per share. As of          , 20    we had             stockholders of record.

S-17

THE OFFER

Purpose of the Offer

Our board of directors has determined that it would be in the best interests of WhiteHorse Finance, Inc. and its stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. The current offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to such additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;

•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;

•	the dilution to be experienced by non-exercising stockholders;

•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;

•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]

•	the size of the offering in relation to the number of shares outstanding;

•	[the fact that the rights will be listed on The NASDAQ Global Select Market during the subscription period;]

•	the market price of our common stock, both before and after the announcement of the rights offering;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to WhiteHorse Advisers.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the size of our available equity capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to WhiteHorse Advisers is based upon our gross assets, which include any cash or cash equivalents that we have not yet invested in the securities of portfolio companies.

[In determining that this offer was in our best interest and in the best interests of our stockholders, we have retained                , the dealer manager for this offering, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

Terms of the Offer

We are issuing to record date stockholders [transferable/non-transferable] rights to subscribe for up to approximately                shares. Each record date stockholder is being issued one [transferable/non-transferable] right for each whole share owned on the record date. The rights entitle each holder, or rights holder, to acquire at the subscription price one share for every                rights held [, which we refer to as the primary subscription right]. Rights may be exercised at any time during the subscription period, which commences on           , 20   , the record date, and ends at 5:00 p.m., New York City time, on            ,     , the expiration date, unless extended by us.

The rights are [transferable and will be listed for trading on The NASDAQ Global Select Market under the symbol “      ” during the course of the offer/non-transferable]. The shares of our common stock issued pursuant to an exercise of rights will be listed on The NASDAQ Global Select Market under the symbol “WHF”. The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.”

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We will not issue fractional shares upon the exercise of rights; accordingly, rights may be exercised only in multiples of       .

The rights are [transferable/non-transferable]. [Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the primary subscription, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below).]

[Shares for which there is no subscription during the primary subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to this offering (other than those rights that cannot be exercised because they represent in the aggregate the right to acquire less than one share) and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for the offer to close.

[Over-Subscription Privilege

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position	× Remaining Shares
Total Record Date Position of All Over-Subscribers

Any rights holder other than record date stockholders who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate in the subscription certificate submitted with respect to the exercise of any rights how many shares they are willing to acquire pursuant to the over-subscription privilege. We cannot assure non-record date rights holders that they will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date. However, if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

Non-Record Date Rights Holder’s Rights		Shares Available for Non-
Ownership as of the Expiration Date	×	Record Date Rights
Total Rights Ownership as of the Expiration Date of Non-Record		Holders Exercising Their
Date Rights Holders Exercising Their Over-Subscription Privilege		Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the primary subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s primary subscription was exercised in full. We will not offer or sell in connection with the offer any rights that are not subscribed for pursuant to the primary subscription or the over-subscription privilege.]

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Subscription Price

The subscription price for the shares to be issued pursuant to the offer will be [describe means of computing subscription price]. [Since the expiration date will be              ,   (unless we extend the subscription period), rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to the primary subscription right and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege at the estimated subscription price of $      per share.] See “—Payment for Shares” below. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares by the subscription agent. We do not have the right to withdraw the rights or cancel this offer after the rights have been distributed.

Expiration of the Offer

The offer will expire at 5:00 p.m., New York City time, on              , 20    , the expiration date, unless extended by us. The rights will expire on the expiration date of the rights offering and may not be exercised thereafter.

Our board of directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. For example, our board of directors may elect to extend the subscription period in the event there is substantial instability or volatility in the trading price of our common stock or the rights on The NASDAQ Global Select Market at or near the expiration date, or if any event occurs which causes trading to cease or be suspended on The NASDAQ Global Select Market or the financial markets generally. The foregoing are not the only circumstances under which this offer may be extended, and our board of directors is free to extend the subscription period at its discretion, provided it determines that doing so is in the best interests of our stockholders.

Any extension of the offer will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Information Agent

[      ] will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $        plus reimbursement of all out-of-pocket expenses related to the offering.        can be contacted at the below address:

Subscription Agent

[      ] will act as the subscription agent in connection with this offer. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $       , plus reimbursement for all out-of-pocket expenses related to the offer.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the primary subscription and the pursuant to over-subscription privilege to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to       which must be received by the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering. Facsimiles should be confirmed by telephone at       . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering or by the close of business on the third business day after the expiration date of the rights offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus supplement, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:	Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only (Not Overnight /Express Mail): By Overnight Delivery:

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

Stockholders may also contact their broker-dealers or nominees for information with respect to the offer.

[Sale of Rights

The Rights are Transferable

The rights will be listed for trading on The NASDAQ Global Select Market under the symbol “      ” subject to notice of issuance. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist, although no assurance can be given that a market for the rights will develop. Trading in the rights on The NASDAQ Global Select Market is expected to be conducted beginning on or about          , 20     , and continuing until          , 20     (or if the offer is extended, until the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.

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Sales Through Subscription Agent and Dealer Manager

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to the dealer manager. Subscription certificates representing the rights to be sold through or to the dealer manager must be received by the subscription agent on or before       , 20     (or if the offer is extended, on or before two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer manager either to purchase or to use its best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer manager will be based upon the then current market price for the rights. The dealer manager will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the fourth business day prior to the expiration date of the rights offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer manager will purchase or be able to complete the sale of any such rights, and neither we nor the dealer manager has guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the rights offering for (1) the transfer instructions to be received and processed by the subscription agent, (2) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any, and (3) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date (or if the offer is extended, on or before two business days prior to the extended expiration date) of the rights offering.

Except for the fees charged by the subscription agent [and dealer manager], which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent or the dealer manager.

We anticipate that the rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription privilege may be effected through, the facilities of the Depository Trust Company, or DTC. Holders of DTC exercised rights may exercise the over-subscription privilege in respect of such DTC exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to 5:00 p.m., New York City time, on the day prior to the expiration date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the subscription price for the number of shares for which the over-subscription privilege is to be exercised.]

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by Cede or any other depository or nominee on their behalf, to Cede or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date of the rights offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at the address set forth above. Fractional shares will not be issued upon the exercise of rights.

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[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the primary subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above. ]

Record Date Stockholders Whose Shares Are Held By a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offer. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by the expiration date, such rights will expire.

Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)	A participating rights holder may send the subscription certificate together with payment for the shares acquired in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege to the subscription agent based on the estimated subscription price of $ per share [( % of $ , the last reported sale price of a share on The NASDAQ Global Select Market on , )]. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to 5:00 p.m., New York City time, on the expiration date.

(2)	A participating rights holder may request a Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (i) payment of the full subscription price for the shares subscribed for in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege and (ii) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., New York City time, on , (or, if the offer is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to WhiteHorse Finance, Inc. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

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On a date within     business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (1) the number of shares purchased pursuant to the primary subscription, (2) the number of shares, if any, acquired pursuant to the over-subscription privilege, (3) the per share and total purchase price for the shares, and (4) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the primary subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (1) reallocate the shares to other participating rights holders in accordance with the over-subscription privilege; (2) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription privilege; and/or (3) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares by the subscription agent, except as provided below under “—Notice of Net Asset Value Decline.”

Notice of Net Asset Value Decline

We will suspend the offer until we amend this prospectus if, subsequent to the effective date of this prospectus, our net asset value declines more than 10% from our net asset value as of that date. Accordingly, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.

Delivery of Stock Certificates

Participants in our dividend reinvestment plan will have any shares that they acquire pursuant to the offer credited to their stockholder dividend reinvestment accounts in the plan. Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 days from the date of receipt of the payment.

Federal Income Tax Consequences of the Offer

For federal income tax purposes, neither the receipt nor the exercise of the rights by record date stockholders will result in taxable income to such stockholders, and no loss will be realized if the rights expire without exercise.

A record date stockholder’s basis in a right will be zero unless either (1) the fair market value of the right on the date of distribution is 15% or more of the fair market value of the shares with respect to which the right was distributed or (2) the record date stockholder elects, in his or her federal income tax return for the taxable year in which the right is received, to allocate part of the basis of the shares to the right. If either of clauses (1) or (2) is applicable, then if the right is exercised, the record date stockholder will allocate his or her basis in the shares with respect to which the right was distributed between the shares and the right in proportion to the fair market values of each on the date of distribution.

The holding period of a right received by a record date stockholder includes the holding period of the shares with regard to which the right is issued. If the right is exercised, the holding period of the shares acquired begins on the date the right is exercised.

[If a right is sold, a gain or loss will be realized by the rights holder in an amount equal to the difference between the basis of the right sold and the amount realized on its disposition.]

A record date stockholder’s basis for determining gain or loss upon the sale of a share acquired upon the exercise of a right will be equal to the sum of the record date stockholder’s basis in the right, if any, and the subscription price per share. A record date stockholder’s gain or loss recognized upon a sale of a share acquired upon the exercise of a right will be capital gain or loss (assuming the share was held as a capital asset at the time of sale) and will be long-term capital gain or loss if the share is held for more than one year.

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The foregoing is a general summary of the material U.S. federal income tax consequences of the offer under the provisions of the Code and Treasury regulations in effect as of the date of the prospectus that are generally applicable to record date stockholders who are United States persons within the meaning of the Code, and does not address any foreign, state or local tax consequences. The Code and Treasury regulations are subject to change or differing interpretations by legislative or administrative action, which may be retroactive. Participating rights holders should consult their tax advisors regarding specific questions as to foreign, federal, state or local taxes.

ERISA Considerations

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

[Distribution Arrangements

[       ], which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer manager for this offer. Under the terms and subject to the conditions contained in the dealer management agreement, the dealer manager will provide financial advisory and marketing services in connection with this offer and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to       % of the aggregate subscription price for shares issued pursuant to this offer. In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $       for its expenses incurred in connection with this offer.

The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to       % of the subscription price per share for each share issued pursuant to the exercise of rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares held by each broker-dealer through DTC on the record date. Fees will be paid by us to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the dealer manager.

We have agreed to indemnify the dealer manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager or reckless disregard by the dealer manager of its obligations and duties under the dealer manager agreement. We have also agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our equity or equity related securities or securities convertible into such securities, other than the rights, the shares and the common stock issued in connection with the reinvestment of dividends or distributions, for a period of       days from the date hereof without the prior consent of the dealer manager.

The principal business address of the dealer manager is          .

Prior to the expiration of this offer, the dealer manager may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices it sets. The dealer manager may realize profits or losses independent of any fees described in this prospectus.

This offering is being conducted in compliance with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority.]

Additional Dealer Manager Compensation

The dealer manager and/or its affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto required to be disclosed by applicable law or regulation.]

Certain Effects of this Offer

WhiteHorse Advisers will benefit from this offer because a portion of the investment advisory fee we pay to WhiteHorse Advisers is based on our gross assets. See “Management—Investment Advisory Agreement” in the accompanying prospectus. It is not possible to state precisely the amount of additional compensation WhiteHorse Advisers will receive as a result of this offer because it is not known how many shares will be subscribed for and because a substantial portion of the proceeds of the offer are expected to be used to repay outstanding indebtedness. However, assuming (1) all rights are exercised, (2) the average value of our gross assets, excluding proceeds from this offer, remains at approximately $       million, (3) the estimated subscription price is $       per share, and (4) all of the proceeds from the offer are invested in additional portfolio companies, and after giving effect to dealer manager fees and other expenses related to this offer, WhiteHorse Advisers would receive additional annualized advisory fees of approximately $       , and the amount of the administrative fee received by WhiteHorse Administration would not change.             of our directors who voted to authorize this offer are interested persons of WhiteHorse Advisers. The other          directors who approved this offer are not affiliated with the WhiteHorse Advisers.

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As a result of the terms of this offer, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offer, including with respect to voting rights. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights. This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. See “Dilution.”]

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SELECTED CONSOLIDATED FINANCIAL DATA

The selected financial and other information below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the consolidated financial statements and notes thereto. Financial information as of       , 20   and 2013 and for the       months then ended has been derived from our unaudited financial statements. Financial information as of December 31, 2013 and 2012 and for the years then ended has been derived from our consolidated financial statements that were audited by Crowe Horwath LLP, an independent registered public accounting firm.

	As of and for the
	months ended
	(Unaudited)		As of and for the years ended
	, 20	, 20	December 31, 2013	December 31, 2012
	(In thousands, except per share data)
Income statement data:
Total investment income	$	$	$37,617	$44,793
Total expenses			18,307	2,592
Net investment income			19,310	42,201
Net realized loss on investments			—	(2,574)
Net change in unrealized appreciation (depreciation) on investments			(280)	111
Net increase in net assets resulting from operations			19,030	39,558
Balance sheet data:
Investments, at fair value	$	$	$272,439	$180,488
Cash and cash equivalents			92,905	156,123
Restricted cash and cash equivalents			3,078	31,646
Total assets			374,153	373,282
Credit facility			25,000	51,250
Senior Notes			30,000	—
Unsecured term loan			55,000	90,000
Total liabilities			147,151	144,233
Total net assets			227,002	229,049
Per share data:
Net asset value (at period end)	$	$	$15.16	$15.30
Dividends and distributions declared			1.42	0.11

(1)	Net investment yield is calculated based on net investment income, which includes interest income and excludes realized and unrealized gains on investments, divided by weighted average net assets.

The following table sets forth, for the periods indicated, certain consolidated quarterly financial information. This information is derived from the Company’s unaudited financial statements which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. The results for any quarter are not necessarily indicative of results for future periods.

	2014
	(Unaudited)
	Three months ended	Three months ended
	June 30, 2014	March 31, 2014
	(dollars in thousands)
Total investment income	$9,018	$8,250
Net investment income	3,993	3,990
Net realized and unrealized gains on investments	1,024	2,380
Net increase in net assets resulting from operations	5,017	6,370

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	2013
	(Unaudited)
	Three months	Three months	Three months	Three months
	ended	ended	ended	ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	(dollars in thousands)
Total investment income	$8,615	$11,122	$9,498	$8,382
Net investment income	4,169	6,282	4,850	4,009
Net realized and unrealized gain (loss) on investments	2,166	(262)	(1,683)	(501)
Net increase in net assets resulting from operations	6,335	6,020	3,167	3,508

	2012
	(Unaudited)
	Three months	Three months	Three months	Three months
	ended	ended	ended	ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	(dollars in thousands)
Total investment income	$15,932	$10,212	$9,500	$9,149
Net investment income	13,727	10,147	9,356	8,971
Net realized and unrealized gain (loss) on investments	(5,753)	1,019	1,891	200
Net increase in net assets resulting from operations	7,975	11,166	11,246	9,171

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and the financial statements and the related notes thereto of us appearing elsewhere in this prospectus supplement and accompanying prospectus. The information in this section contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K prior to offering.]

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LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for WhiteHorse Finance by Dechert LLP, Washington, D.C. Dechert LLP also represents WhiteHorse Advisers. Dechert LLP has from time to time represented WhiteHorse Advisers and the underwriters on unrelated matters. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by          .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Horwath LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2013 and 2012, and for the years then ended, as set forth in its report elsewhere in this prospectus supplement. We have included our consolidated financial statements in reliance on Crowe Horwath LLP’s report, given on their authority as experts in accounting and auditing. Crowe Horwath LLP is located at 488 Madison Avenue, Floor 3, New York, New York 10022.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the rights offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the rights being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain a website at www.whitehorsefinance.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement. You may also obtain such information by contacting us, in writing at: 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, Attention: Investor Relations, or by telephone at (305) 381-6999. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

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